Exhibit 99.1
BioScrip, Inc. Reports First Quarter Revenues of $328 Million — Loss of $0.01; Specialty Services Revenue up 18%
ELMSFORD, N.Y.—(BUSINESS WIRE)—May 2, 2008—BioScrip, Inc. (Nasdaq: BIOS) today reported first quarter 2008 revenues of $327.5 million compared to first quarter 2007 revenues of $296.2 million. First quarter 2008 EBITDAO (earnings before interest, taxes, depreciation, amortization and option expense) was $2.7 million, operating profit was $185,000 and net loss was $0.5 million, or $0.01 per share. This compares to first quarter 2007 EBITDAO of $3.0 million, operating profit of $136,000 and a net loss of $1.3 million, or $0.04 per share. Specialty Services revenue increased $41.8 million, or 17.8% over the first quarter 2007.
Chairman and CEO, Richard H. Friedman stated “Our revenues continue to grow and meet our expectations. However, in the first quarter, our margins were negatively impacted primarily by a planned shift in business mix including growth in specialty payor contracting, and drug cost increases, the majority of which were corrected by the end of the first quarter as a result of payor reimbursement updates. We expect the second quarter and year to be profitable and gross profit to be back to acceptable levels.”
First Quarter Reported Results
First quarter 2008 Specialty Services revenue was $276.7 million, an increase of $41.8 million, or 17.8% over the prior year, due primarily to new specialty payor contracts and an increase in preferred distribution and service arrangements with manufacturers.
First quarter 2008 PBM Services revenue was $50.8 million, a decrease of $10.5 million, or 17.1%, as compared to the first quarter of 2007. The decline in revenue is primarily due to the loss of a major PBM customer previously announced.
As a result, revenue for the first quarter 2008 was $327.5 million compared to $296.2 million for the same period a year ago.
Gross profit for the first quarter 2008 was $32.4 million, or 9.9%, compared to $32.6 million, or 11.0%, for the same period of 2007. Gross margin decline is primarily due to a planned shift in business mix including growth in specialty payor contracting and drug cost increases.
First quarter 2008 total operating expenses decreased by $0.2 million to $32.2 million, or 9.8%, of total revenue from $32.4 million, or 10.9%, of total revenue for the first quarter of 2007. The decrease is primarily due to a lower provision for bad debt expense and lower amortization, offset by increases in SG&A primarily related to compensation and associated expenses.
Conference Call Information
BioScrip will host a conference call to discuss first quarter 2008 financial results on

Friday, May 2 at 10:00 a.m. ET. Interested parties may participate in the conference call by dialing 800-732-5617 (US), or 212-231-2901 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available from 12:00 PM ET on May 2 through 12:00 PM ET on May 8, by dialing 800-633-8284 (US), or 402-977-9140 (International), and entering reservation #21381814. An audio webcast and archive of the conference call will also be available under the investor relations section of the BioScrip website, www.bioscrip.com.
About BioScrip, Inc.
BioScrip, Inc. (www.bioscrip.com) (Nasdaq: BIOS) is a specialty pharmaceutical healthcare organization that partners with patients, physicians, healthcare payors and pharmaceutical manufacturers to provide access to medications and management solutions to optimize outcomes for chronic and other complex healthcare conditions.
Forward Looking Statements
This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.
CONTACT:
BioScrip, Inc.
Craig Allison, 914-460-1636
Director, Corporation Communications
callison@bioscrip.com

BIOSCRIP, INC
CONSOLIDATED BALANCE SHEETS
SCHEDULE 1
(in thousands, except for share amounts)

	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$—	$—

Receivables, less allowance for doubtful accounts of $12,083 and $13,774 at March 31, 2008 and December 31, 2007 respectively	144,524	128,969
Inventory	34,515	33,598
Prepaid expenses and other current assets	2,921	1,434

Total current assets	181,960	164,001
Property and equipment, net	12,849	11,742
Other assets and investments	460	478
Goodwill	114,539	114,824
Intangible assets, net	5,293	5,777

Total assets	$315,101	$296,822

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Line of credit	$48,509	$33,778
Accounts payable	63,036	57,342
Claims payable	6,287	5,164
Amounts due to plan sponsors	5,093	4,568
Accrued expenses and other current liabilities	9,694	13,936

Total current liabilities	132,619	114,788
Deferred taxes	12,754	12,754
Unrecognized tax benefits	3,131	3,077

Total liabilities	148,504	130,619

Stockholders’ equity
Common stock, $.0001 par value; 75,000,000 shares authorized, 41,331,346 shares issued and 38,250,633 outstanding at March 31, 2008; 40,680,233 shares issued and 37,488,257 outstanding at December 31, 2007	4	4
Treasury stock, 2,436,642 and 2,247,150 shares at cost	(9,633)	(9,399)
Additional paid-in capital	245,291	244,186
Accumulated deficit	(69,065)	(68,588)

Total stockholders’ equity	166,597	166,203

Total liabilities and stockholders’ equity	$315,101	$296,822

Schedule 2
BIOSCRIP, INC
Reconciliation between GAAP and Non-GAAP Measures
(in thousands)
(unaudited)

	Three Months
	Ended March 31,
	2008	2007
Net Income (loss)	$(477)	$(1,347)
Addback items:
Amortization of intangibles	484	1,447
Depreciation	1,068	1,044
Net interest	585	1,085
Taxes	77	398
Share-based compensation expense	957	341

Earnings before interest, taxes, depreciation amortization and stock option expense (EBITDAO)	$2,694	$2,968

Schedule 3
BIOSCRIP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(in thousands, except per share amounts)
(unaudited)

	Three Months
	Ended March 31,
	2008	2007
Revenue	$327,471	$296,218
Cost of revenue	295,099	263,662

Gross profit	32,372	32,556
% of Revenue	9.9%	11.0%
Operating expenses
Selling, general and administrative expenses	31,053	27,977
Bad debt expense	650	2,996
Amortization of intangibles	484	1,447
Merger related expenses	—	—

Total operating expenses	32,187	32,420

% of Revenue	9.8%	10.9%
Income from operations	185	136
Interest (expense), net	(585)	(1,085)

Loss before income taxes	(400)	(949)
Provision for income taxes	77	398

Net loss	$(477)	$(1,347)

Basic weighted average shares	38,177	37,490

Diluted weighted average shares	38,177	37,490

Basic net loss per share	$(0.01)	$(0.04)

Diluted net loss per share	$(0.01)	$(0.04)

(1)	Certain amounts have been reclassified to conform to the current presentation. Such classifications have had no impact on income from operations or net income.